Exhibit 10.158

THIRD AMENDED AND RESTATED

LA ROSA HOLDINGS CORP.

2022 AGENT INCENTIVE PLAN

1.	Introduction: La Rosa Holdings Corp. (the “Company”) has previously approved the Company’s 2022 Equity Incentive Plan (“2022 Plan”) and, pursuant to it, the Company’s Board of Directors (“Board”) has further authorized the creation of the La Rosa Holdings Corp. 2022 Agent Incentive Plan and Participation Election Form dated March 25, 2022, as Amended on April 26, 2022 (the “Original Agent Plan”) to be administered in the Board’s discretion. On March 20, 2024, the Compensation Committee of the Board (the “Compensation Committee”) approved an Amended and Restated La Rosa Holdings Corp. 2022 Agent Incentive Plan (the “First Amended Agent Plan”), which replaced the Original Agent Plan in its entirety. On September 19, 2024, the Compensation Committee approved and on November 19, 2024, the stockholders of the Company approved the Second Amended and Restated La Rosa Holdings Corp. 2022 Agent Incentive Plan (the “Second Amended Agent Plan”), which replaced the First Amended Agent Plan in its entirety. On February 4, 2025, the Compensation Committee approved this Third Amendment and Restated La Rosa Holdings Corp. 2022 Agent Incentive Plan (the “Agent Plan”) to be effective as of the date of the approval by the stockholders of the Company and to replace the Second Amended Agent Plan in its entirety. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the 2022 Plan.

Pursuant to the 2022 Plan, the Company may sell, and may, in the Compensation Committee’s absolute discretion, grant, shares of the Company’s common stock or Restricted Stock Units (“RSU”) to all agents and brokers in good standing with the Company, including each of the Company’s majority owned subsidiaries (the “Majority Subsidiaries”), who are defined as “consultants” under the 2022 Plan (“Participants”) as a part of their, or as additional, compensation. This Agent Plan has two components: the (i) Agent Equity Program and the (ii) Discretionary Bonus Program, which are described in more detail in Section 4 below.

2.	Voluntary Participation: All participation in this Agent Plan is voluntary and no agent or broker will be penalized for not participating in this Agent Plan. Agents and brokers may participate in any one or more or none of the Agent Plan’s programs. All Participants, who are eligible pursuant to Section 3 hereof, will be automatically considered to be participating in this Agent Plan. This Agent Plan will be administered electronically through the Company’s Stock Plan Administrator software (“SPA”). Upon the Participant achieving the targets described in the Section 4 hereof or upon decision of the Compensation Committee pursuant to the Section 5 hereof, the SPA will send a Participant a binding RSU award agreement between the Participant and the Company as set forth herein (the “Agreement”) once the eligibility of such Participant pursuant to Section 3 hereof is confirmed by the Company. The date that the Agreement is executed by the Participant shall be the effective date of the Agreement (“Effective Date”). Participants are urged to seek legal advice before signing the Agreement. A Participant has a right to refuse the award. A failure of the Participant to sign the Agreement within thirty (30) days will be considered a decision of the Participant to not participate in this Agent Plan and the grant will be voided by the Company.

3.	Eligibility: All agents and brokers in good standing with the Company and each of the Company’s Majority Subsidiaries (as described in that certain independent contractor agreement signed by such agent and the Company or its Majority Subsidiary) are eligible to participate in this Agent Plan unless they are licensed brokers, holding an equity interest in brokerage businesses, in which the Company also holds an equity interest.

In addition, employees or independent contractors hired by the Company as team leaders whose job description specifically includes recruitment functions are precluded from participating in the recruiting portion of the Agent Equity Program described in Section 4(c). Only individuals who provide their social security number to the Company’s SPA are eligible. No business entities can participate in this Agent Plan.

4.	Agent Equity Program: The Company’s Agent Equity Program (the “Agent Equity Program”) includes the following three components:

a.	Blue Diamond:

Participants in the Agent Equity Program will be eligible to receive an RSU who: (i) close more than 20 sale transactions or make more than $6,000,000 gross sales volume in verified listing or buy-side transactions (the “Milestones,” and each a “Milestone”) with the Company and its Majority Subsidiaries in a given calendar year, and (ii) remain with the Company for at least 12 consecutive months thereafter. Such RSUs will be granted to qualifying Participants on the last day of the month of the one-year anniversary of the date the Company verifies a Milestone has been achieved (the “Blue Diamond Grant Date”). The RSU will be equivalent to $2,000 on the Blue Diamond Grant Date, and the RSU value will be converted into shares of the Company’s common stock based on the volume weighted average closing price (“VWAP”) of the month of the Blue Diamond Grant Date based on the Company’s common stock on the Nasdaq Stock Market, rounded down to a whole share. For example, if the Company verifies a Milestone has been achieved on April 12, 2024, the Company will grant the Participant’s RSU on April 30, 2025. RSUs will vest in 3 ratable installments in whole shares: 1/3 at the time of the Blue Diamond Grant Date, and 1/3 at each of the next two anniversaries of such grant date. Participants who terminate their relationship with the Company during the vesting period will forfeit any unvested RSUs. If the Participant is required upon the commission plan on which they are enrolled, but does not pay his or her annual or monthly dues pursuant to that certain independent contractor agreement signed by such agent and the Company or its Majority Subsidiary within 60 days of the due date, all remaining unvested RSUs will be forfeited. The Blue Diamond program shall be effective as of January 1, 2023, meaning agents who meet the Milestones in the calendar year 2023, and each year thereafter, are eligible to receive an RSU.

b.	Ultimate Plan Cap:

Participants in the Agent Equity Program who enroll or renew under the Ultimate Plan 90-10 commission plan or the Ultimate Plan Business Builder commission plan (the “Profit Share Plans”), both of which have terms of 12 months from the agent start date, will be eligible to receive an RSU (i) once they cap their 10% portion of their commission in accordance with the terms of the Profit Share Plans and (ii) remain with the Company for at least 12 consecutive months thereafter. Such RSUs will be granted to qualifying Participants on the last day of the month of the one-year anniversary of the date the Company verifies the agent achieved their cap (the “UP Cap Grant Date”). The RSU will be equivalent to $10,000 on the UP Cap Grant Date, and the RSU value will be converted into shares based on the VWAP of the month of the UP Cap Grant Date based on the Company’s common stock on the Nasdaq Stock Market, rounded down to a whole share. For example, if the Company verifies the agent capped their 10% commission in accordance with the terms of the Profit Share Plans on May 15, 2024, the Company will grant the Participant’s RSU on May 31, 2025. RSUs will vest in 3 ratable installments in whole shares: 1/3 at the time of the UP Cap Grant Date, and 1/3 at each of the next two anniversaries of such grant date. Participants who terminate their relationship with the Company during the vesting period will forfeit any unvested RSUs. If the Participant is required upon the terms of the Profit Share Plans, but does not pay his or her annual or monthly dues pursuant to the independent contractor agreement signed by such agent and the Company or its Majority Subsidiary within 60 days of the due date, all remaining unvested RSUs will be forfeited. The Ultimate Plan Cap program shall be effective as of January 1, 2024, meaning agents who enroll or renew under the Profit Share Plans on or after January 1, 2024 and meet other requirements of this program, will be eligible to receive an RSU.

c.	Recruiting:

I.	Participants in the Agent Equity Program will be eligible to receive an RSU if they (i) recruit agents who become agents of the Company and remain agents of the Company for at least 12 consecutive months, and (ii) remain with the Company for at least 12 consecutive months. Such RSU will be granted to a qualifying Participant on the last day of the month of the one-year anniversary of the date the Company verifies the such Participant recruited the agent and is still with the Company (the “Recruitment Grant Date”). The RSU will be equivalent to $200 on the Recruitment Grant Date for each agent recruited, and the RSU value will be converted into shares based on the VWAP of the month of the Recruitment Grant Date based on the Company’s common stock on the Nasdaq Stock Market, rounded down to a whole share. For example, if the Company verifies a Participant recruited an agent on June 20, 2024 and that agent is still with the Company one year later, the Company will grant the Participant’s RSU on June 30, 2025.RSUs will vest in 3 ratable installments in whole shares: 1/3 at the time of the Recruitment Grant Date, and 1/3 at each of the next two anniversaries of such grant date. Such RSUs shall be granted for every agent recruited by a Participant that meet the eligibility criteria. Participants who terminate their relationship with the Company during the vesting period will forfeit any unvested RSUs. If the Participant is required upon the terms of the commission plan on which they are enrolled, but does not pay his or her annual or monthly dues pursuant to the independent contractor agreement signed by such agent and the Company or its Majority Subsidiary within 60 days of the due date, all remaining unvested RSUs will be forfeited. The Recruiting program shall be effective as of January 1, 2024, meaning agents who recruit agents on or after January 1, 2024 will be eligible to receive an RSU.

II.	A Participant who (i) recruits ten (10) agents in one calendar year who become agents of the Company and remain agents of the Company for at least 12 consecutive months, and (ii) remains with the Company for at least 12 consecutive months after the last agent was recruited by this Participant, will receive an additional value of $8,000 on the tenth RSU. All terms will be applied pursuant to Section I. above. If such Participant continues to recruit additional agents in the same year, every multiple of ten (10) agents recruited in one fiscal year will be enhanced with the $8,000 additional value on an RSU.

5.	Discretionary Bonus Program: All Participants in the Discretionary Bonus Program (the “Bonus Program”) are to be eligible for a grant of an equity award in the Compensation Committee’s discretion. The Compensation Committee or its designee may, from time to time, review the performance of Participants who achieve outstanding results in their endeavors for the Company and may grant an equity award to such Participant without payment by such Participant. All equity awards granted under the Bonus Program will vest based on the terms of the grant certificate. Participants who terminate their relationship with the Company during the vesting period will forfeit any unvested equity awards. If the Participant is required upon the terms of the commission plan on which the Participant is enrolled, but does not pay his or her annual or monthly dues pursuant to the agreement signed by such Participant and the Company or its Majority Subsidiary within 60 days of the due date, all remaining unvested equity awards will be forfeited.

6.	Contribution of Commission as Payment for Shares: Participants, by submitting filled out the Form of Election, attached to this Agent Plan as Exhibit A, authorize the Company to set aside five percent (5%) of their agent net commission (after splits and fees) (“Contribution for Payment”) on transactions which close in their name to purchase shares of the Company’s common stock commencing with transactions closing 30 days after the receipt of the Form of Election by the Company (“Commission Program”). Such common stock will be sold to the Participant at a 20% discount from the prior 30 day volume weighted average closing price of the Company’s common stock on the Nasdaq Stock Market as of the market trading day on the Purchase Date (as defined below). Shares of common stock under the Commission Program shall be purchased on the last trading day of the month during which the closing on the sale of any property from which a Contribution for Payment has been authorized (“Purchase Date”). All shares of common stock purchased under the Commission Program will vest immediately in the name of the Participant. Any Participant may cancel his or her participation in the Commission Program by providing email notification of cancellation at accounting@larosarealtycorp.com not less than 30 calendar days prior to the next scheduled Purchase Date.

7.	Death of Participant: Any distribution or delivery to be made to Participant under the Agreement, if Participant is then deceased, will be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.

8.	Responsibility for Taxes: Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer or any Parent or Subsidiary of the Company to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the RSUs or underlying shares of common stock, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in this Agent Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or release from escrow of RSUs or underlying shares of common stock, the filing of an 83(b) election with the Internal Revenue Service (IRS) regarding the RSUs or underlying shares of common stock, or the sale of shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the RSUs or underlying shares of common stock (or release from escrow thereof or issuance of shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the RSUs or underlying shares of common stock, including, but not limited to, the grant, vesting or release from escrow of the RSUs or underlying shares of common stock, the filing of an 83(b) Election (as defined below) with respect to the RSUs or underlying shares of common stock, the subsequent sale of shares acquired pursuant to the Agreement and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the RSUs or underlying shares of common stock to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required withholding obligations under applicable law or regulation at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the shares. Participant, by signing this enrollment form, certifies that: Participant is not subject to backup withholding because (i) Participant is exempt from backup withholding, or (ii) Participant has been notified by the Internal Revenue Service (IRS) that Participant is not subject to backup withholding, or (iii) the IRS has notified Participant that Participant is no longer subject to backup withholding.

9.	Custody of Shares: All shares of common stock being granted pursuant to the 2022 Plan are registered pursuant to the Registration Statement on the Form S-8 filed by the Company with the U.S. Securities and Exchange Commission on October 20, 2023. All shares of common stock being granted pursuant to the Amended and Restated 2022 Plan to be effective as of the date of the approval by the stockholders of the Company will be registered pursuant to the Registration Statement on the Form S-8 immediately after the stockholder’s approval of the Amended and Restated 2022 Plan. Upon vesting of the RSUs granted under the Agents Plan and their conversion into the free trading shares of common stock of the Company, the SPA will transfer such shares by DWAC or DRS to the brokerage account of respective Participant with Siebert Financial Corp (“Siebert”). The Participant may instruct Sibert to transfer such shares to his or her other brokerage account.

10.	Restricted Stock Units: Each RSU grant under the Agents Plan will be evidenced by an Agreement that will specify the terms and conditions of the grant. Participants acknowledge and agree that all RSUs will NOT be freely tradeable until they vest and convert into the shares of common stock registered under the Registration Statement on Form S-8. Upon vesting each one RSU shall automatically convert into one share of common stock.

11.	Associated Costs: Ownership of RSUs or underlying shares of common stock purchased or granted under this Agent Plan may come with associated costs imposed by third parties, including fees that may be imposed by our stockbroker, Siebert, or others. Participants shall be responsible for all associated costs.

12.	Rights as Stockholder: Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares underlying the RSUs deliverable hereunder unless and until certificates representing such shares (which may be in book entry or DRS form) will have been issued and recorded on the records of the Company, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such shares and receipt of dividends and distributions on such shares.

13.	No Guarantee of Continued Service: The vesting of the RSUs pursuant to the vesting schedule hereof is earned only by continuing as an agent or broker through the applicable vesting date(s), which unless provided otherwise under applicable laws is at the will of the applicable Service Recipient and not through the act of being hired, being granted the RSU or acquiring shares hereunder. Participant further acknowledges and agrees that the Agreement, the transactions contemplated thereunder and the vesting schedule set forth therein do not constitute an express or implied promise of continued engagement as an agent or broker for the vesting period, for any period, or at all, and shall not interfere in any way with Participant’s right or the right of any Service Recipient to terminate Participant’s relationship as an agent or broker, subject to applicable law, which termination, unless provided otherwise under applicable law, may be at any time, with or without cause.

14.	Unvested RSUs Are Not Transferable: The unvested RSUs subject to the Agreement and the rights and privileges conferred hereby will not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process until such shares shall have vested in accordance with the provisions of the Agreement. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the unvested RSUs subject to the Agreement, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process, the then-unvested RSUs will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.

15.	No Advice Regarding Grant: The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in this Agent Plan or the Participant’s acquisition or sale of the underlying shares. Participant is hereby advised to consult with his or her own personal tax, legal, and financial advisers regarding his or her participation in this Agent Plan before taking any action related to this Agent Plan.

16.	Termination: This Agent Plan is subject to termination at the discretion of the Compensation Committee at any time. Any termination will not adversely affect RSUs purchased or vested before the date of termination. Participants will be notified of such termination.

17.	Data Privacy: Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Agreement and any other materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering and managing Participant’s participation in this Agent Plan.

18.	Successors and Assigns: The Company may assign any of its rights under the Agreement to single or multiple assignees, and the Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors, and assigns. The rights and obligations of the Participant under the Agreement may be assigned only with the prior written consent of the Company.

19.	No Waiver: Either party’s failure to enforce any provision or provisions of the Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of the Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available under the circumstances.

20.	Governing Law; Severability: This Agent Plan, the Agreement, and the RSUs are governed by the internal substantive laws, but not the choice of law rules, of the State of Nevada. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, the remainder of this Agreement shall continue in full force and effect.

21.	Entire Agreement: The 2022 Plan is incorporated herein by reference. The 2022 Plan, this Agent Plan and the Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except through a writing signed by the Company and Participant.

22.	Contact Information. If you would like to sign up for or terminate your participation in this Agent Plan, please contact representatives of the Company via accounting@larosarealtycorp.com.

EXHIBIT A

COMMISSION PROGRAM PARTICIPANT ELECTION FORM

NO AGENT, BROKER OR ELIGIBLE INDIVIDUAL SHALL BE DEEMED A PARTICIPANT OF COMMISSION PROGRAM UNLESS AND UNTIL SUBMITTING THIS COMPLETED FORM OF ELECTION.

PLEASE CHECK ALL OF THE APPROPRIATE CHOICES BELOW:

☐	YES - I would like to participate in the Commission Program.

☐	NO - I do not wish to participate in the Commission Program at this time.

My primary beneficiary is: ____________________________________________________________________.
My primary beneficiary’s address is: _____________________________________________________________.
My primary beneficiary’s telephone is: ___________________________________________________________.
My primary beneficiary’s email is: _______________________________________________________________.

PARTICIPANT:

By:	________________________________
(Sign On The Line Above)

Print Name:____________________________
Address:
Telephone:
E-Mail:
Date:

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